UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 3, 2007

DOV PHARMACEUTICAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-49730 (Commission File No.)	22-3374365 (IRS Employer Identification No.)

150 Pierce Street, Somerset, NJ 08873
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (732) 907-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

࿠	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

࿠	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

In 2004, DOV Pharmaceutical, Inc. (“DOV”) issued 2.50% Convertible Subordinated Debentures Due 2025 (the “Debentures”) pursuant to an Indenture, dated as of December 22, 2004 (the “Indenture”), between DOV and Wells Fargo Bank, N.A., as Trustee (the “Trustee”), of which $70.0 million in aggregate principal amount remain outstanding. Effective at the opening of business on October 27, 2006, DOV’s common stock was delisted from The NASDAQ Global Market because DOV did not meet the aggregate market value of listed securities requirement of Marketplace Rule 4450(b)(1)(A). The delisting of DOV’s common stock from The NASDAQ Global Market constituted a “fundamental change” under the Indenture. As a result, DOV was obligated to make an offer to repurchase to all holders of the Debentures under the Indenture at a price of $1,012.50 per $1,000 principal amount, representing such principal amount plus $12.50 of accrued but unpaid interest thereon (the “Offer to Repurchase”).

The Offer to Repurchase expired at 5:00 p.m., New York City time, on January 2, 2007. Through the expiration of the Offer to Repurchase, DOV received tenders of Debentures in the aggregate principal amount of $67.8 million, representing approximately 96.9% of the $70.0 million in aggregate principal amount of outstanding Debentures. Upon the expiration of the Offer to Repurchase, DOV did not have the capital necessary to pay the aggregate purchase price of approximately $68.7 million for the Debentures that were tendered. As a result, no Debentures were accepted for payment by DOV in connection with the Offer to Repurchase, and all of the Debentures are being returned to the holders and will remain outstanding. DOV’s failure to pay for the Debentures tendered to it for repurchase in the Offer to Repurchase constitutes an “event of default” under the Indenture, which may result in the exercise of available remedies by the Trustee or the bondholders under the Indenture and/or applicable law. In particular, the Trustee or holders of at least 25% in aggregate principal amount of the Debentures may declare due and payable 100% of the principal amount of the Debentures, plus any accrued and unpaid interest thereon, and each holder of a tendered Debenture has the right under the terms of the Indenture to payment of the purchase price for such Debenture in connection with the Offer to Repurchase.

DOV has entered into a non-binding letter of intent with certain members of an ad hoc committee of bondholders regarding a consensual restructuring of DOV’s obligations under the Debentures. These bondholders beneficially own approximately 66.7% in principal amount of the outstanding Debentures. In connection with the execution of the letter of intent, until January 16, 2007, these bondholders have agreed not to take any actions or exercise any remedies relating to DOV’s failure to repurchase the Debentures pursuant to the Offer to Repurchase, unless DOV commences any bankruptcy or similar proceeding or such a proceeding is commenced against DOV.

If DOV is unable to restructure its obligations under the Debentures or otherwise raise sufficient funds to repay the Debentures, it may be forced to seek protection under the United States bankruptcy laws.

ITEM 8.01.  OTHER EVENTS.

On January 3, 2007, DOV issued a press release announcing the expiration of the Offer to Repurchase the Debentures, and the execution of a non-binding letter of intent with members of an ad hoc committee of holders of the Debentures. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

99.1	Press Release issued by DOV Pharmaceutical, Inc. on January 3, 2007.

_________________________

This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including statements regarding the proposed restructuring of DOV’s obligations under the Debentures. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. DOV cautions you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by DOV about which DOV cannot be certain or even relatively confident. Actual results or events will surely differ and may differ materially from these forward-looking statements as a result of many factors, some of which DOV may not be able to predict or may not be within DOV’s control. You should refer to the risks discussed under the heading “Cautionary Note” in the press release attached hereto as Exhibit 99.1 and DOV’s other filings with the Securities and Exchange Commission, including those contained in its annual report on Form 10-K filed on March 15, 2006 and its quarterly report on Form 10-Q for the quarter ended September 30, 2006.  All forward-looking statements are qualified by these cautionary statements.  You should not place undue reliance on any forward-looking statements.  DOV does not undertake any obligation and does not intend to update any forward-looking statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOV PHARMACEUTICAL, INC.

Date: January 3, 2007	By:	/s/ Barbara Duncan
Barbara Duncan
President and CFO

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by DOV Pharmaceutical, Inc. on January 3, 2007.